Exhibit 10.2

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is by and between HealthTronics, Inc., a Georgia corporation (“Employer”), and Robert A. Yonke, an individual (“Employee”), and is entered into and shall be effective on April 17, 2008 (the “Effective Date”).

Preliminary Statements

Employee desires to be employed by Employer upon the terms and conditions stated herein, and Employer desires to employ Employee provided that, in so doing, it can protect its confidential information, business, accounts, patronage and goodwill.

Employer and Employee have specifically determined that the terms of this Agreement are fair and reasonable.

Statement of Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Term; Termination; Prior Agreements

Section 1.1 Term. Employer hereby hires Employee and Employee accepts such employment for an initial term of three years commencing on the Effective Date.

Section 1.2 Termination Upon Expiration. The term of this Agreement shall automatically renew for successive one year periods immediately following the expiration of the initial three year term and each successive one-year term thereafter. Either Employee or Employer may provide the other party with written notice of non-renewal not less than ninety days prior to the expiration of the then current term, and, as long as neither Employee nor Employer terminates or gives notice of termination of this Agreement pursuant to the other terms and provisions contained herein, then this Agreement shall terminate automatically upon the expiration of the term during which notice of non-renewal is properly given pursuant to this Section. Neither the provision of written notice of non-renewal, nor the termination upon expiration of this Agreement following delivery of written notice of non-renewal, shall itself be deemed a termination of this Agreement by any party pursuant to any other Section of this Agreement.

Section 1.3 Termination Upon Death or Permanent Disability. This Agreement shall be automatically terminated on the death of Employee or on the permanent disability of Employee if Employee is no longer able to perform in all material respects the usual and customary duties of Employee’s employment hereunder. For purposes hereof, any condition which in reasonable likelihood is expected to impair Employee’s ability to materially perform Employee’s duties hereunder for a period of three months or more shall be considered to be permanent.

Section 1.4 Termination for Cause. Employer may terminate this Agreement “for cause” if:

(a) In connection with the business of Employer, Employee is convicted of an offense constituting a felony or involving moral turpitude;

(b) Employee (i) (A) violates any written policy of Employer, (B) violates any provision of this Agreement, (C) fails to follow reasonable instructions or directions from the Chief Executive Officer of Employer (the “Chief Executive Officer”), or any other person authorized by the Chief Executive Officer of Employer to instruct or supervise Employee (“Authorized Designee”), or (D) fails to use good-faith efforts to perform the services required pursuant to this Agreement; and (ii) fails to cure such violation or failure within fifteen days after receiving written notice thereof; or

(c) Employee does not relocate to Austin, Texas on or before the first anniversary of the Effective Date.

Section 1.5 Termination for Good Reason. Employee is entitled to terminate this Agreement for “good reason,” with thirty days prior written notice, upon any of the following occurrences:

(a) Within two months following any Change of Control, Employee may terminate this Agreement, for any or no reason, provided that notice of termination cannot be given prior to the consummation of the Change of Control;

(b) Employee may terminate this Agreement if Employer relocates its principal executive offices outside of the Austin, Texas or Arlington, Texas metropolitan areas and requires the Employee move to a city other than Austin, Texas or Arlington, Texas;

(c) Employee may terminate this Agreement if the Chief Executive Officer or any Authorized Designee materially and unreasonably interferes with Employee’s ability to fulfill Employee’s job duties;

(d) Employee may terminate this Agreement if Employee is reassigned to a position with diminished responsibilities, or Employee’s job responsibilities are materially narrowed or diminished; or

(e) Employee may terminate this Agreement if Employer materially violates this Agreement and Employer fails to cure such violation or failure within fifteen days after receiving written notice thereof.

Without limiting the provisions of Section 1.8 hereof, Employee agrees that Employer can relieve Employee of Employee’s duties hereunder prior to the end of the applicable notice period provided for in this Section, and in such event, Employee shall not thereafter be entitled to any of the benefits or salary described in Article III hereof. Furthermore, if the term of this Agreement expires upon notice of non-renewal given pursuant to Section 1.2 prior to the end of any notice period otherwise required under this Section, then the applicable notice period required under this Section does not apply and notice may be given at any time prior to such expiration.

If Employer does not relieve Employee of Employee’s duties during any applicable notice period under this Section, and the applicable notice period extends beyond the expiration of the term of this Agreement pursuant to Section 1.2, then the terms and provisions of this Agreement shall govern Employee’s employment by Employer until the end of such notice period, and the term of this Agreement shall be deemed automatically extended until the end of such notice period.

Section 1.6 Termination of Agreement by Employer Without Cause. Employer has the right to terminate this Agreement, other than “for cause,” on thirty days prior written notice to Employee. Any termination of this Agreement by Employer other than pursuant to the terms of Section 1.2, Section 1.3 or Section 1.4 shall be deemed a termination pursuant to this Section, irrespective of whether the notice required under this Section is properly given.

Section 1.7 Termination of Agreement by Employee Without Good Reason. Employee may terminate Employee’s employment, other than for “good reason,” upon thirty days prior written notice stating that this Agreement is terminated other than for “good reason.” If Employee terminates Employee’s employment other than for “good reason,” Employee agrees that Employer can relieve Employee of Employee’s duties hereunder prior to the end of such thirty day notice period, and in such event, Employee shall not thereafter be entitled to any of the benefits or salary described in Article III hereof for the time period after Employer relieved Employee of Employees’ duties.

Section 1.8 Employee’s Rights Upon Termination. Upon termination of this Agreement, Employee shall be entitled to the following:

(a) If this Agreement is terminated pursuant to Section 1.2, Section 1.3, Section 1.4, or Section 1.7 then Employer shall pay Employee or Employee’s representative, as the case may be, Employee’s then-current base salary (excluding any bonuses and non-cash benefits) through the effective date of termination (which, in the case of Section 1.7, shall follow any portion of the applicable notice period during which Employee has not been relieved of Employee’s duties hereunder), and Employer shall have no further obligations hereunder.

(b) If Employer terminates this Agreement without cause pursuant to Section 1.6, or Employee terminates this Agreement pursuant to Section 1.5, then, in addition to receiving Employee’s then current base salary through the effective date of termination, Employee shall continue to receive his base salary until: (i) the second anniversary of the effective date of such termination if such termination occurred on or before the first anniversary of the Effective Date and (ii) the first anniversary of the effective date of termination if such termination occurred after the first anniversary of the Effective Date. Employee and Employer agree that the effective date of any termination pursuant to Section 1.5 shall be the earlier of the end of the applicable notice period, if any, or the date on which Employer relieves Employee of Employee’s duties hereunder. Employee and Employer agree that the effective date of any termination pursuant to Section 1.6 hereof shall be only upon the expiration of the thirty day notice period described in Section 1.6, regardless of whether Employer earlier relieves Employee of Employee’s duties hereunder. As a condition to receiving the payments provided in this Section 1.8(b), Employee must execute a full release and waiver of all claims against Employer in a form reasonably acceptable to Employer (excluding claims for amounts required under this Agreement to be paid upon severance and existing indemnification obligations to Employee).

Section 1.9 Survival. Any termination of this Agreement and Employee’s employment as a result thereof shall not release either Employer or Employee from their respective obligations to the date of termination nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement, including, without limitation, the provisions of Article IV. Employee and Employer expressly agree that the provisions of Article IV and Article V survive any termination of this Agreement, despite any language in this Agreement to the contrary. Furthermore, neither the termination of this Agreement nor the termination of Employee’s employment under this Agreement shall affect, limit or modify in any manner the existence or enforceability of any other written agreement between Employee and Employer (including but not limited to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Employee, Employer, and the other parties signatory thereto (the “Merger Agreement”)), even if such other agreements provide employment related benefits to Employee.

Section 1.10 Termination of Existing Agreements. Any previous employment agreement between Employee on the one hand and Employer or any of Employer’s Affiliates (as hereinafter defined) (including but not limited to Advanced Medical Partners, Inc.) on the other hand is hereby terminated.

Section 1.11 Change of Control. As used in this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(a) Any person, entity or “group” within the meaning of § 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board of Directors of the Company (the “Board”), but only if such event results in a change in Board composition such that the directors immediately preceding such event do not comprise a majority of the Board following such event;

(b) a merger, reorganization or consolidation whereby Employer’s equity holders existing immediately prior to such merger, reorganization or consolidation do not, immediately after consummation of such reorganization, merger or consolidation, own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities entitled to vote generally in the election of directors, but only if such event results in a change in Board composition such that the directors immediately preceding such event do not comprise a majority of the board of directors of such surviving entity following such event;

(c) the sale of all or substantially all of Employer’s assets to an entity in which Employer, any subsidiary of Employer, or Employer’s equity holders existing immediately prior to such sale beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities entitled to vote generally in the election of directors, but only if such event results in a change in Board composition such that the directors immediately preceding such event do not comprise a majority of the board of directors of such acquiring entity following such event; or

(d) any change in the identity of directors constituting a majority of the Board within a twenty-four month period unless the change was approved by a majority of the Incumbent

Directors, where “Incumbent Director” means a member of the Board at the beginning of the period in question, including any director who was not a member of the Board at the beginning of such period but was elected or nominated to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors.]

ARTICLE II

Duties of Employee

Subject to the ultimate supervision of the Chief Executive Officer and each Authorized Designee, Employee during the term hereof shall serve in such capacities as may be from time to time be reasonably requested by the Chief Executive Officer. Subject to change by the Chief Executive Officer and any Authorized Designee, Employee shall have the responsibilities commensurate with Employee’s title and as otherwise provided in Employer’s bylaws and other governing documents.

During the period of employment hereunder, Employee shall devote substantially all of Employee’s working time, attention, energies and best efforts to the business of Employer for the profit, benefit and advantage of Employer, and shall perform such other services as shall be designated, from time to time, by the Chief Executive Officer or any Authorized Designee; provided, however, that this Section shall not be construed as preventing Employee from investing Employee’s personal assets in business ventures that do not compete with Employer or Employer’s Affiliates or are not otherwise prohibited by this Agreement, and spending reasonable amounts of personal time in the management thereof. Employee shall use Employee’s best efforts to promote the interests of Employer and Employer’s Affiliates, and to preserve their goodwill with respect to their employees, customers, suppliers and other persons and entities having business relations with Employer. Employee agrees to accept and hold all such offices and/or directorships with Employer and Employer’s Affiliates as to which Employee may, from time to time, be elected. Employee shall comply with all applicable laws and Employer’s policies. For purposes of this Agreement, Employer’s subsidiaries, parent companies and other affiliates are collectively referred to as “Affiliates.” Employer agrees to provide Employee with such facilities, employees, equipment, offices, information, data, resources and support as is reasonably necessary or appropriate from time to time in order to allow Employee to fulfill Employee’s job duties and responsibilities under this Agreement.

Employee agrees to relocate to Austin, Texas on or before the first anniversary of the Effective Date.

ARTICLE III

Salary; Expense Reimbursements

Section 3.1 Salary. As compensation for Employee’s service under and during the term of this Agreement (or until terminated pursuant to the provisions hereof) Employer shall pay Employee a salary of $242,000.00 per calendar year (prorated for partial years), payable in accordance with the regular payroll practices of Employer, as in effect from time to time. Such salary shall be subject to withholding for the prescribed federal income tax, social security and other items as required by law and for other items consistent with Employer’s policy with respect to health insurance and other benefit plans for similarly situated employees of Employer in which Employee may elect to participate.

Section 3.2 Other Benefits. Without limiting the foregoing, Employee shall also receive such vacation, sick leave, insurance and other fringe benefits as are generally made available to other personnel of Employer in comparable positions, with comparable service credit and with comparable duties and responsibilities. Any benefits in excess of those granted other salaried employees of Employer shall be subject to the prior approval of the Chief Executive Officer or any Authorized Designee.

Section 3.3 Bonuses. Without implying any obligation on Employer ever to award a bonus to Employee, Employee shall be eligible to participate in Employer’s management bonus program, which such program shall be determined by the Chief Executive Officer in his sole discretion.

Section 3.4 Expenses. Employer shall reimburse all reasonable out-of-pocket travel and business expenses incurred by Employee in connection with the performance of Employee’s duties pursuant to this Agreement. Employee shall provide Employer with documentation of Employee’s expenses, in a form acceptable to Employer and which satisfies applicable federal income tax reporting and record keeping requirements.

Section 3.5 Benefits in Lieu of Compensation. No benefit provided to Employee shall be deemed in lieu of salary or other compensation.

ARTICLE IV

Employee’s Restrictive Covenants

Section 4.1 Confidentiality Agreement. Employee acknowledges that Employee has been and will continue to be exposed to confidential information and trade secrets (“Proprietary Information”) pertaining to, or arising from, the business of Employer and/or Employer’s Affiliates, that such Proprietary Information is unique and valuable, and that Employer and/or Employer’s Affiliates would suffer irreparable injury if this information were divulged to those in competition with Employer or Employer’s Affiliates. Employer agrees to share Proprietary Information with Employee as necessary to enable Employee to fulfill his job duties. Therefore, Employee agrees to keep in strict secrecy and confidence, both during and after the period of Employee’s employment, any and all Proprietary Information that: (i) Employee acquires, or to which Employee has access, during Employee’s employment by Employer; (ii) has not been publicly disclosed by Employer or Employer’s Affiliates or to which the public does not have access; and (iii) that is not required to be disclosed through legal process. The Proprietary Information covered by this Agreement shall include, but shall not be limited to, information relating to any inventions, processes, software, formulae, plans, devices, compilations of information, technical data, mailing lists, management strategies, business distribution methods, names of suppliers (of both goods and services) and customers, names of employees and terms of employment, arrangements entered into with suppliers and customers, including, but not limited to, proposed expansion plans of Employer, marketing and other business and pricing strategies, and trade secrets of Employer and/or Employer’s Affiliates.

Except with prior approval of the Chief Executive Officer or any Authorized Designee, Employee will not, either during or after Employee’s employment with Employer: (a) directly or indirectly disclose any Proprietary Information to any person or entity except authorized personnel of Employer; nor (b) use Proprietary Information in any manner other than in furtherance of the business of Employer. Upon termination of employment, whether voluntary or involuntary, within forty-eight hours of termination, Employee shall deliver to Employer (without retaining copies thereof) all documents, records or other memorializations including copies of documents, documents in electronic form, and any notes which Employee has prepared, that contain Proprietary Information or relate to Employer’s or Employer’s Affiliates’ business, all other tangible Proprietary Information in Employee’s possession or control, and all of Employer’s and the Affiliates’ credit cards, keys, equipment, vehicles, supplies and other materials that are in Employee’s possession or under Employee’s control.

Section 4.2 Nonsolicitation Agreement. During Employee’s employment with Employer and until the expiration of the Non-Competition Period (as defined in the Merger Agreement), Employee shall not, directly or indirectly, for Employee’s own account or otherwise (i) solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by Employer or Employer’s Affiliates at the time of Employees’ termination of employment, any client, account, or location of Employer or Employer’s Affiliates with which Employee has had any contact as a result of Employee’s employment hereunder; or (ii) solicit for employment or employ any employee or former employee of Employer or Employer’s Affiliates who was employed by Employer or Employer’s Affiliates at any time during Employee’s employment with Employer.

Section 4.3 Employer’s Right to Inventions. Employee shall promptly disclose, grant and assign to Employer for its sole use and benefit any and all discoveries, inventions, improvements, innovations, technical information and suggestions (including all data and records relating thereto) that relate to Employer’s or an Employer Affiliate’s business during the time of Employee’s employment with Employer and were developed by Employee while in the employment of Employer or Employer’s Affiliate and using Employer’s or an Employer Affiliate’s property (collectively, “Know-how”) which Employee has in the past, or may hereafter during Employee’s provision of services to Employer, discover, invent, author, conceive, develop, originate or acquire, whether or not patentable, copyrightable or reduced to writing. Such Know-how shall be the exclusive property of Employer. Employee shall assist Employer, at Employer’s expense, in obtaining, defending and enforcing Employer’s rights therein.

Section 4.4 Noncompetition. Employee acknowledges that a portion of the consideration received by Employee under the terms of that certain Stock Purchase Agreement, dated as of March 18, 2008, by and among Litho Management, Inc., Employer, Advanced Medical Partners, Inc., and the stockholders of Advanced Medical Partners, Inc. and the Proprietary Information received and to be received by Employee is the consideration received by Employee in exchange for Employees’ agreement to be bound by this Section 4.4. For the Noncompetition Period (as defined below), Employee shall not:

(a) directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any Person, engage in any Restricted Business (as defined below) anywhere within the United States (provided that the passive ownership of less than 5% of the ownership interests of an entity having a class of securities that is traded on a national securities exchange or over-the-counter market is not a violation of this paragraph);

(b) directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any Person, request or advise any patient, partner, physician, customer or any other Person, firm, vendor, contractor, lessor, hospital, surgery center, corporation or other entity having a business relationship with Employer or any of its affiliates (Employer and its affiliates, collectively, the “Affiliated Entities”), to withdraw, curtail, or cancel its business with such Affiliated Entity or engage in any other activity that could reasonably be expected to have a material adverse affect on the relationship such Person has with such Affiliated Entity;

(c) directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any Person, solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by an Affiliated Entity, any client, account or location of an Affiliated Entity;

(d) directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any Person, divert or attempt to divert any prospective customer, hospital, surgery center, facility, physician, or other Person from having a business relationship with an Affiliated Entity (unless in the best interest of such Entity to do so); or

(e) directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any Person, solicit for employment, or engagement as an independent contractor, or for any other similar purpose, any Person who is at the time of the solicitation an employee of any Affiliated Entity, or any entity related to any of them.

As used in this Agreement, the term “Restricted Business” means the ownership, operation, management, promotion, lease, sublease or use of medical devices and/or other equipment for the treatment of prostate cancer and/or renal tumors and any other business conducted by the Affiliated Entities at the time of termination of Employee’s employment with Employer. However, nothing in this provision prohibits Employee from allowing such medical devices and/or equipment to be used on Employee. Furthermore, nothing in this provision prohibits (a) Employee from being involved in any manner with Advanced Medical Partners in Radiation, L.L.C. (“AMPR”) or (b) AMPR from engaging in radiation therapy for treatment of cancer.

The “Non-Competition Period” shall be the period beginning on the date hereof and ending on the later of (i) the fifth anniversary of the Effective Date and (ii) the second anniversary after the date of termination of Employee’s employment with Employer.

Section 4.5 Remedies. Each of the Parties acknowledges and agrees that Employer’s remedies at law for a breach or threatened breach of any of the provisions of Section 4 hereof would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Employee of any of the provisions of Section 4 hereof, it is agreed that, in addition to its remedies at law, Employer shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach.

It is expressly understood and agreed that although the Parties agree that the restrictions contained in Section 4 above are reasonable in scope, duration and territory, for the purpose of preserving the Affiliated Entities’ proprietary rights, business value as going concerns and goodwill, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in Section 4 is an unenforceable restriction, the provision containing such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

ARTICLE V

Miscellaneous

Section 5.1 Assignment. Employer may assign this Agreement to its successor or to any Affiliate with the prior written consent of Employee, which consent will not be unreasonably withheld. This Agreement is personal to Employee and it may not be assigned by Employee without first obtaining the written consent of Employer. Any assignment or delegation in violation of the foregoing shall be null and void.

Section 5.2 Amendments. This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

Section 5.3 Waiver of Provisions; Remedies Cumulative. Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto. The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, privilege or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

Section 5.4 Further Assurances. At and from time to time after the execution of this Agreement, each party shall, at the request of another party hereto, but without further consideration, execute and deliver such other instruments and take such other actions as the requesting party may reasonably request in order to more effectively evidence or consummate the transactions or activities contemplated hereunder.

Section 5.5 Entire Agreement. This Agreement and the agreements contemplated hereby or executed in connection herewith (a) constitute the entire agreement of the parties hereto regarding the subject matter hereof, and (b) supersede all prior employment agreements, both written and oral, among the parties hereto, or any of them.

Section 5.6 Severability; Illegality. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that any provision hereof may be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision that (a) preserves the underlying economic and financial arrangements between the parties hereto without substantial economic detriment to any particular party and (b) is as similar in effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. No party to this Agreement shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section.

Section 5.7 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Texas.

Section 5.8 Language Construction. This Agreement shall be construed, in all cases, according to its fair meaning, and without regard to the identity of the person who drafted the various provisions contained herein. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof. As used in this Agreement, “day” or “days” refers to calendar days unless otherwise expressly stated in each instance. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural. Use of the words “herein”, “hereof”, “hereto”, “hereunder” and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise expressly noted.

Section 5.9 Section Headings. The section headings in this Agreement are for convenience and reference only and shall not be used to interpret or construe its provisions.

Section 5.10 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, personal representatives, successors or permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity, other than the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 5.11 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (a) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to Employer:	HealthTronics, Inc.
1301 Capital of Texas Hwy, Suite B - 200
Austin, TX 78746
Attention: Chief Executive Officer
Facsimile Transmission: (512) 439-8303

If to Employee:	Robert A. Yonke
Advanced Medical Partners, Inc.
320 Westway Place, Suite 546
Arlington, Texas 76018
Facsimile Transmission: (817) 465-3989

Section 5.12 Arbitration; Attorneys’ Fees. Employer and Employee agree as follows:

(A) IN GENERAL. ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY BREACH OF THIS AGREEMENT, OTHER THAN AN ACTION TO ENFORCE THE PROVISIONS OF ARTICLE IV, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION IN THE CITY OF AUSTIN, TEXAS, IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN EFFECT ON THE DATE THE CLAIM OR CONTROVERSY ARISES.

(B) PROCEDURE. ALL CLAIMS OR CONTROVERSIES SUBJECT TO ARBITRATION UNDER THIS AGREEMENT SHALL BE SUBMITTED TO AN ARBITRATION HEARING WITHIN THIRTY DAYS AFTER WRITTEN NOTICE OF THE CLAIM OR CONTROVERSY IS FIRST COMMUNICATED TO EITHER PARTY. ALL CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A PANEL OF THREE ARBITRATORS SELECTED IN ACCORDANCE WITH THE APPLICABLE COMMERCIAL ARBITRATION RULES. THE ARBITRATORS SHALL ISSUE A WRITTEN DECISION WITH RESPECT TO ALL CLAIMS OR CONTROVERSIES SUBMITTED UNDER THIS SECTION WITHIN THIRTY DAYS AFTER THE COMPLETION OF THE ARBITRATION HEARING. THE PARTIES ARE ENTITLED TO BE REPRESENTED BY LEGAL COUNSEL AT ANY ARBITRATION HEARING, AND EACH PARTY SHALL BE RESPONSIBLE FOR ITS OWN ATTORNEYS’ FEES. EXCEPT FOR ATTORNEYS’ FEES AND RELATED DISBURSEMENTS, THE PARTIES AGREE TO EQUALLY SPLIT THE ACTUAL DIRECT COSTS OF THE ARBITRATION PROCEEDING. THE ARBITRATORS SHALL NOT AWARD PUNITIVE OR EXEMPLARY DAMAGES.

(C) ENFORCEMENT. THE PARTIES AGREE THAT EITHER PARTY MAY SPECIFICALLY ENFORCE THIS SECTION, AND SUBMISSION TO ARBITRATION MAY BE COMPELLED BY ANY COURT OF COMPETENT JURISDICTION. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THE DECISION OF THE ARBITRATORS MAY BE SPECIFICALLY ENFORCED BY EITHER PARTY IN ANY COURT OF COMPETENT JURISDICTION.

Section 5.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

EXECUTED by Employer and Employee to be effective for all purposes as of the Effective Date provided above.

EMPLOYER:	HealthTronics, Inc.

/s/ Ross A. Goolsby
Name: Ross A. Goolsby
Title: Senior Vice President and Chief Financial Officer
EMPLOYEE:

/s/ Robert A. Yonke
Name: Robert A. Yonke

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